Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the use of our reports dated February 24, 2012 with respect to the consolidated balance sheets of Intersil Corporation and subsidiaries as of December 30, 2011 and December 31, 2010, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ending December 30, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2011, incorporated herein by reference.

/s/ KPMG LLP

August 3, 2012
Orlando, Florida
Certified Public Accountants